EXHIBIT 23.1



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


TO: Medical Staffing Solutions, Inc.

 As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form
S-8 of our report dated December 26, 2003 for TeleScience International, Inc., a wholly owned subsidiary of Medical Staffing Solutions, Inc., as included in Medical Staffing Solutions, Inc.'s Form 8-K dated December 31, 2003, and for the years ending December 31, 2002 and December 31, 2001, and the periods ending September
30, 2003 and September 30, 2002, and to all references to our Firm included in this Registration Statement.

BAGELL, JOSEPHS & COMPANY, L.L.C.
200 Haddonfield Berlin Road
Gibbsboro, New Jersey 08026
January 13, 2004